Exhibit 10.23

Amendment to Don L. Blankenship’s

Special Successor and Development Retention Program

This Amendment to Don L. Blankenship’s Special Successor and Development Retention Program entered into in or about September, 1998 by and between Fluor Corporation (the “Company”) and Don L. Blankenship (“Blankenship”) pursuant to which Blankenship is entitled to receive certain Sprigg, West Virginia property described therein by transfer of title to the house, garages and storage building, etc., free from income tax (the “House” benefit) is entered into on December 23, 2008 and is effective January 1, 2009 and provides as follows:

1. The House benefit will not be paid until Blankenship’s separation from service with the Company and its affiliates for purposes of Section 409A of the Internal Revenue Code (“IRC”) and, if he is a specified employee for IRC Section 409A purposes (i.e., a key employee of a publicly traded corporation) at the date of his separation from service, the payment will be delayed for 6 months as required by IRC Section 409A.

2. If Blankenship is a specified employee for IRC Section 409A purposes (i.e., a key employee of a publicly traded corporation) at the date of his separation from service and the payment is delayed for 6 months, then either (i) Blankenship will vacate and not use the property for the 6 month delay period or (ii) (A) Blankenship will pay to the Company the fair rental value of the property monthly at the beginning of each month in the 6 month delay period and (B) on the first day after the 6 month delay period, the Company will pay to Blankenship the amount of rent he paid to the Company for the 6 month delay period (the “Rent” benefit) and will gross-up the payment in order to make Blankenship whole for any taxes he incurs in connection with the Rent benefit on the same basis as the tax gross-up payment for the House benefit.

3. The ability of the CEO and Compensation Committee to accelerate payment of the House benefit is eliminated, if no acceleration is agreed to before January 1, 2009 (provided that payment of the House benefit in connection with any acceleration shall not occur before January 1, 2009).

4. The tax gross-up payment needed to make the House benefit and Rent benefit free of income taxes will be made when the taxes are due (by withholding and/or direct payment by Blankenship, as applicable) but in no event later than the end of the calendar year following the calendar year Blankenship remits the taxes being grossed up to the appropriate governmental authority.

5. The foregoing revisions shall not operate to accelerate any payment of the House benefit or any gross-up or other payment into 2008 which would otherwise be paid after 2008 and shall not operate to defer any payment of the House benefit or any gross-up or other payment to a year later than 2008 which would otherwise be paid in 2008.

6. The parties acknowledge that the Company is now Massey Energy Company.

Agreed by:	Agreed by:

/s/ John M. Poma	/s/ Don L. Blankenship
For Massey Energy Company	Don L. Blankenship
(formerly Fluor Corporation)
Title: